UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2024

Instil Bio, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-40215	83-2072195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3963 Maple Avenue, Suite 350 Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)
(972) 499-3350
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	TIL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2024 (the “Closing Date”), Complex Therapeutics LLC (“Borrower”), a wholly-owned subsidiary of Instil Bio, Inc. (the “Company”), entered into a Term Loan Agreement (the “2024 Loan Agreement”) and related loan documents with Midland National Life Insurance Company (“Lender”), pursuant to which Lender loaned Borrower a term loan in the principal amount of $85.6 million (the “Loan”) to refinance loans secured by the facility in Tarzana, California owned by Borrower (the “Property”). Substantially all of the Loan proceeds were used to repay in full the loans related to the construction and development of the Property made pursuant to the Loan Agreement between Borrower and OP USA Debt Holdings II Limited Partnership (as successor-by-assignment to OPG Hermes Investments (DE) LLC) (“Construction Lender”) dated as of June 10, 2022, as amended, and the Mezzanine Loan Agreement between the Company’s wholly-owned subsidiary, Complex Therapeutics Mezzanine LLC, and Construction Lender dated as of June 10, 2022, as amended (together, the “Construction Loan Agreements”).

The Loan has a term of two years with a one-year extension option. The extension option is subject to certain conditions being met, including: (a) no potential default or event of default, (b) payment of a 0.35% extension fee and the costs and expenses of Lender incurred in connection with the extension, (c) replenishing of all reserve funds as reasonably determined by Lender, and (d) compliance with minimum debt yield and debt service coverage ratio requirements. The Loan bears interest at a fixed rate of 6.35% per annum, with interest-only payments during the term of the Loan and the principal balance due in full at maturity.

The Loan may be prepaid in whole but not in part. If the Loan is prepaid on or prior to the 12-month anniversary of the Closing Date, a prepayment fee is required (other than in connection with a casualty or condemnation event) to make Lender whole for the interest it would have otherwise earned on the Loan during the first 12 months. There is no prepayment fee due if the Loan is prepaid after the 12-month anniversary of the Closing Date.

The Loan is secured by a first mortgage lien on the Property, as assignment of all leases and rents of the Property, and a first priority security interest in all other assets of Borrower. The Loan is generally non-recourse; however, the Company has entered into a Recourse Indemnity Agreement with Lender, which provides that in certain circumstances the Loan will be recourse to the Company to the extent of losses incurred by Lender as a result of the breach of certain customary non-recourse carveouts, and will be full recourse to the Company in the event of (a) a voluntary or collusive bankruptcy or other insolvency proceeding against Borrower or the Company, (b) the substantive consolidation of Borrower, (c) Borrower’s incurring of any debt in violation of the Loan Agreement, or (d) a transfer of the Property in violation of the Loan Agreement. The 2024 Loan Agreement and the Recourse Indemnity Agreement include customary representations, covenants, cash sweep provisions and events of default for a financing transaction of this nature, including financial covenants that require the Company to maintain a consolidated net worth of not less than $50 million (exclusive of any interest in the Property) and minimum liquidity of $17.1 million.

The foregoing description of the 2024 Loan Agreement and the Recourse Indemnity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2024 Loan Agreement and the Recourse Indemnity Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Item 1.02 Termination of a Material Definitive Agreement

Effective as of the Closing Date, the Construction Loan Agreements and all related loan documents have been terminated, including the obligations under the Construction Loan Agreements that were guaranteed by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instil Bio, Inc.

Dated:	December 23, 2024	By:	/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Financial Officer and Chief Business Officer (Principal Financial Officer and Principal Accounting Officer)